Exhibit 3.1
-----------

                           CERTIFICATE OF DESIGNATION

                                       OF

                     5% CONVERTIBLE SERIES B PREFERRED STOCK

                                       OF

                              ATC HEALTHCARE, INC.


     (Pursuant to Section 151 of the Delaware General Corporation Law)

     ATC Healthcare, Inc., a Delaware corporation (the "Corporation"), DOES HEREBY CERTIFY:

     That the following resolution was duly adopted by the Board of Directors of the Corporation (the "Board of Directors") at a meeting duly convened and held on August 12, 2005, pursuant to authority conferred upon the Board of Directors by Article Fourth of the Certificate of Incorporation of the Corporation authorizing the Corporation to issue up to 10,000 shares of Preferred Stock, par value $1.00 per share:

     "BE IT RESOLVED, that the issuance of a series of Preferred Stock of ATC Healthcare, Inc. is hereby authorized, and the designation, voting powers, preferences and relative, participating, optional and other special tights, and qualifications, limitations and restrictions of the shares of such series, in addition to those set forth in the Certificate of Incorporation of the Corporation, are hereby fixed as follows:

     Section 1. Designation. The distinctive serial designation of such series is "5% Convertible Series B Preferred Stock" ("Series B Preferred Stock"). Except as otherwise provided herein, each share of Series B Preferred Stock shall be identical in all respects to every other share of Series B Preferred Stock.

     Section 2. Number of Shares. The number of shares of Series B Preferred Stock shall initially be Four Thousand Fifty (4,050). Such number may from time to time be increased (but not in excess of the total number of authorized shares of Preferred Stock) or decreased (but not below the number of shares of Series B Preferred Stock then outstanding) by the Board of Directors. Shares of Series B Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation or converted into Class A Common Stock shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series.

     Section 3. Definitions. As used herein with respect to Series B Preferred
Stock:

     (a) "Accrued Dividends," with respect to any share of Series B Preferred Stock, means an amount computed at the annual dividend rate for Series B Preferred Stock, from the Closing Date, as applicable, to and including the date to which such dividends are to be accrued (whether or not such dividends have been declared), plus the Deemed Dividend Amount, less the aggregate amount of all dividends previously paid on such share whether in cash or stock.

     (b) "Business Day" means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in New York, New York are not authorized or obligated by law, regulation or executive order to close.

     (c) "Closing Price" on any Trading Day with respect to the per share price of Class A Common Stock means the last reported sales price regular way or, in case no such reported sale takes place on such Trading Day, the average of the reported closing bid and asked prices regular way, in each case on the American Stock Exchange or, if the Class A Common Stock is not listed or admitted to trading on the American Stock Exchange, on the principal national securities exchange, market or quotation system on which the Class A Common Stock is listed or admitted to trading, or, if such prices are not available, the Fair Market Value.

     (d) "Closing Date" means with respect to each purchaser of Series B Preferred Stock and its successors and assigns, the date on which the Corporation executes a definitive exchange, purchase and/or subscription agreement with respect to the purchase of shares of Series B Preferred Stock by such purchaser.

     (e) "Deemed Dividend Amount" means the amount of Twenty-Seven Dollars which shall be deemed to have accrued on each shares of Series B Preferred Stock as of the Closing Date.

     (f) "Fair Market Value" on any date means the price per share of Class A Common Stock approved by the Board of Directors in good faith as the fair market value of the Class A Common Stock.

     (g) "Junior Stock" means the Common Stock and any other class or series of stock of the Corporation hereafter authorized over which Series B Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

     (h) "Parity Stock" means any other class or series of stock of the Corporation that ranks on a parity with Series B Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

     (i) "Senior Stock" means the 7% Convertible Series A Preferred Stock of the Corporation or any other class or series of stock of the Corporation hereafter authorized that has preference or priority over the Series B Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

     (j) "Trading Day" means a day on which the principal national securities exchange, market or quotation system on which the Class A Common Stock is listed or admitted to trading is open for the transaction of business or, if the Class A Common Stock is not listed or admitted to trading, a Business Day.

     Section 4. Dividends.

     (a) Rate. Holders of Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, but only out of funds legally available therefor, cumulative dividends per share of Series B Preferred Stock at the annual rate of 5% of the Issuance Price. As of the Closing Date, each share of Series B Preferred Stock shall also be deemed to have a carried dividend in an amount equal to the Deemed Dividend Amount that has accrued and cumulated on the share. The Issuance Price means $2,000 per share of Series B Preferred Stock, as adjusted to reflect the occurrence of any stock split, stock dividend, stock combination, stock subdivision or similar recapitalization affecting such share. To the extent that dividends on the Series B Preferred Shares are not paid, such dividends shall continue to accrue on a cumulative basis as provided hereunder until paid.

     (b) Payment. Dividends are payable when, as and if declared by the Board of Directors quarterly on the last day of March, June, September and December in each year (or, if any such date is not a Business Day, on the next succeeding Business Day) to holders of record on the respective date, not more than 60 nor less than 10 days preceding such dividend payment date, fixed for that purpose by the Board of Directors in advance of payment of each particular dividend. The amount of dividends payable for the initial dividend period and any period shorter than a full quarterly period during which shares are outstanding shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period which is payable. Except as provided in the immediately preceding sentence, the dividend payable per share of Series B Preferred Stock for each dividend period shall be computed by dividing the annual dividend rate by four. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payments on shares of Series B Preferred Stock which may be in arrears.

     (c) Priority of Dividends. So long as any share of any Senior Stock remains outstanding, no dividend whatsoever shall be paid and no distribution shall be made on any Series B Preferred Stock, other than a dividend or distribution payable solely in Series B Preferred Stock. So long as any share of Series B Preferred Stock remains outstanding, no dividend whatsoever shall be paid or declared and no distribution shall be made on any Junior Stock, other than a dividend or distribution payable solely in Junior Stock, and no shares of Junior Stock shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock), unless (i) all Accrued Dividends on all outstanding shares of Series B Preferred Stock for all past dividend periods have been paid in full. Subject to the foregoing, and not otherwise, such dividends and distributions (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid on the Series B Preferred Stock or any Junior Stock from time to time out of any funds legally available therefor.

     Section 5. Liquidation Rights.

     (a) Voluntary or Involuntary Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, holders of Series B Preferred Stock shall be entitled, after full payment of any distribution or dividends out of the assets of the Corporation to the holders of Senior Stock (the "Senior Stock Preference") and before any distribution or payment out of the assets of the Corporation may be made to the holders of any Series B Preferred Stock or Junior Stock, to receive in full an amount per share equal to the Issuance Price, together with an amount equal to all Accrued Dividends to the date of payment (the "Liquidation Preference").

     (b) Partial Payment. If the assets of the Corporation are not sufficient to pay the Senior Stock Preference in full, then the holders of Series B Preferred Stock shall not be entitled receive any Liquidation Preference. If the assets of the Corporation are sufficient to pay the Senior Stock Preference in full to the holders of all Senior Stock but not sufficient to pay the Liquidation Preference in full to all holders of Series B Preferred Stock and all holders of any Parity Stock, the amounts paid to the holders of Series B Preferred Stock and to the holders of all Parity Stock shall be pro rata in accordance with the respective aggregate Liquidation Preferences of Series B Preferred Stock and all such Parity Stock.

     (c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Senior Stock, Series B Preferred Stock and all holders of any Parity Stock, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

     (d) Merger, Consolidation, Sale of Assets and Change of Control is Liquidation. For purposes of this Section 5, the merger or consolidation of the Corporation with any other corporation, including a merger in which the holders of Series A Preferred Stock or Series B Preferred Stock receive cash or property for their shares, the sale of all or substantially all of the assets of the Corporation, or any transaction that results in a Change of Control (as defined below) of the Corporation shall be deemed, for purposes of this Section 5, to constitute a liquidation, dissolution or winding up of the Corporation. For purposes of this Section 5(d), the term "Change of Control" shall be deemed to occur if any of the following occur:

     (i) The Corporation is merged, consolidated or reorganized into or with another corporation or other entity, and as a result of the merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of the corporation or entity immediately after the transaction is held in the aggregate by the holders of Voting Stock immediately prior to the transaction;

     (ii) The Corporation sells or otherwise transfers all or substantially all of its assets to another corporation or other entity and, as a result of the sale or transfer, less than a majority of the combined voting power of the then-outstanding securities of the other corporation or entity immediately after the sale or transfer is held in the aggregate by the holders of the Voting Stock immediately prior to the sale or transfer;

     (iii) Any person or group of persons (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) that holds less than 5% of the Voting Stock of the Corporation outstanding on the date of the first issuance of any of the Series B Preferred Stock becomes the beneficial owner of a majority of the Voting Stock; or

     (iv) Neither David Savitsky nor Stephen Savitsky is the Chairman of the Board, the Chief Executive Officer, the President or Chief Operating Officer of the Corporation.

For purposes of this Designation, the term "Voting Stock" means the capital stock of the Corporation of any class or series entitled to vote generally in the election of directors.

     Section 6. Redemption.

     (a) Optional Redemption by the Corporation. The Corporation, at any time in its sole discretion, may redeem in whole or in part the shares of Series B Preferred Stock at the time outstanding. Any such redemption shall be made at the redemption price in effect at the notice date as provided in this Section 6.

     (b) Redemption Price. The redemption price for each share of Series B Preferred Stock redeemed pursuant to Section 6(a) hereof shall be an amount equal to (A) One Hundred Twenty-Five Percent (125%) of the Issuance Price, plus
(B) all Accrued Dividends to the date of redemption.

     (c) Notice of Redemption. Each notice of a redemption of shares of Series B Preferred Stock or otherwise to be provided by the Corporation under this
Section 6 shall be mailed by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Each such notice shall state, as appropriate, the following and may contain such other information as the Corporation deems advisable: (a) the redemption date, (b) the number of such shares of Series B Preferred Stock held by such holder to be redeemed, (c) the redemption price, and (d) the place or places where one or more certificates for such shares of Series B Preferred Stock are to be surrendered for redemption. The "notice date" shall be the date such notice is mailed. Such mailing shall be at least 15 days and not more than 90 days before the date fixed for redemption. Any notice mailed as provided in this Section 6(c) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series B Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series B Preferred Stock.

     (d) Partial Redemption. In case of any redemption of only part of the shares of Series B Preferred Stock at the time outstanding, the shares to be redeemed shall be selected on a pro rata basis. Subject to the provisions hereof, the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of Series B Preferred Stock shall be redeemed from time to time.

     (e) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares of Series B Preferred Stock called for redemption, so as to be and continue to be available therefor, than, notwithstanding that any certificate for any share of Series B Preferred Stock so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares of Series B Preferred Stock so called for redemption shall cease to be outstanding and all rights with respect to such shares of Series B Preferred Stock shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption without interest.

     Section 7. Conversion Rights. Each share of Series B Preferred Stock shall be convertible at the option of the holder thereof at any time into fully paid and nonassessable shares of Class A Common Stock of the Corporation on and subject to the following terms and conditions:

     (a) Conversion Price. The conversion price at which at each share of Series B Preferred Stock shall be convertible into Class A Common Stock (the "Conversion Price") shall initially be equal to $0.90 and shall be adjusted in certain events as provided in Section 7(e) below. For the purposes of conversion, each share of Series B Preferred Stock shall be convertible into a number of shares of Class A Common Stock determined by dividing (x) the Liquidation Preference Value with respect to such share at the time of conversion, by (y) the Conversion Price of such share.

     (b) Surrender of Certificates. In order to convert shares of Series B Preferred Stock into Class A Common Stock the holder must surrender, at the office of any transfer agent for the Class A Common Stock or at such other office as the Board of Directors may designate, the certificate or certificates for the shares to be converted, duly endorsed or assigned either to the Corporation or in blank, together with irrevocable written notice that such holder elects to convert such shares. Such shares shall be deemed to be converted immediately before the close of business on the date of such surrender, and the person or persons entitled to receive the Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Class A Common Stock at such time. As promptly as practicable on or after such date, the Corporation shall issue and deliver at such office to the person or persons entitled to receive the same a certificate or certificates for the number of full shares of Class A Common Stock issuable upon such conversion, together with payment in lieu of any fraction of a share as provided in Section 7(d) below.

     (c) Shares Called for Redemption. In case shares of Series B Preferred Stock are called for redemption, the right to convert such shares shall cease and terminate at the close of business on the Business Day before the date fixed for redemption, unless default is made in payment of the redemption price.

     (d) Fractional Shares. No fractional shares of Class A Common Stock shall be issued upon conversion of shares of Series B Preferred Stock, but, instead of any fraction of a share that would otherwise be issuable, the Corporation shall pay cash in an amount equal to the same fraction of the Closing Price on the date of surrender of the certificate or certificates for such shares for conversion, or, if such date is not a Trading Day, on the next Trading Day.

     (e) Adjustment of Conversion Price; Anti-Dilution. The Conversion Price be adjusted from time to time as follows.

          (i) Stock Splits and Combinations. In case the Corporation shall subdivide its outstanding Common Stock into a greater number of shares or combine its outstanding Common Stock into a smaller number of shares, the Conversion Price in effect immediately before the time when such subdivision or combination becomes effective shall be adjusted so that the holder of each share of Series B Preferred Stock converted thereafter shall be entitled to receive the number of shares of Class A Common Stock that such holder would have received if such shares of Series B Preferred Stock had been converted immediately prior thereto at the Conversion Price then in effect. Such adjustment shall be made successively whenever any such event shall occur.

          (ii) Stock Dividends in Common Stock. In case the Corporation shall pay a dividend or make a distribution in shares of Common Stock on any class of capital stock of the Corporation, the Conversion Price in effect immediately before the close of business on the record date fixed for determination of stockholders entitled to receive such dividend or distribution shall be reduced by multiplying such Conversion Price by a fraction, of which the numerator is the number of shares of Common Stock outstanding (including all shares of Common Stock issued or issuable upon conversion of any convertible security or upon the exercise of any rights, warrants or options) on such record date and the denominator is the sum of such number of shares and the total number of shares of Common Stock issued in such dividend or distribution. Such adjustment shall be made successively whenever any such event shall occur.

          (iii) Fundamental Changes. In case any transaction (including any merger, consolidation, recapitalization or other reorganization) or a series of related transactions shall occur as a result of which all or substantially all of the outstanding Common Stock is converted into or exchanged for stock, other securities, cash or assets (a "Fundamental Change"), the holder of each share of Series B Preferred Stock outstanding immediately before such Fundamental Change shall have the right to receive the kind and amount of stock, other securities, cash and assets that such holder would have received if such share of Series B Preferred Stock had been converted immediately prior thereto. The Corporation agrees that it will not be a party to or permit any Fundamental Change to occur unless the foregoing provisions are included in the terms thereof.

     (f) Notice of Conversion Price Adjustments. Whenever the Conversion Price is adjusted as herein provided:

          (i) The Corporation shall compute the adjusted Conversion Price in accordance with this Section 7 and shall prepare a certificate signed by the Corporation's Chief Accounting Officer setting forth the adjusted Conversion Price and showing in reasonable detail the facts upon which such adjustment is based; and

          (ii) A notice stating that the Conversion Price has been adjusted and setting forth the adjusted Conversion Price shall be promptly mailed to the holders of record of outstanding shares of Series B Preferred Stock at their respective last addresses appearing on the books of the Corporation.

     (g) Reservation of Shares. The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon conversion of shares of Series B Preferred Stock, the full number of shares of Class A Common Stock then deliverable upon conversion of all shares of Series B Preferred Stock outstanding.

     (h) Definition of Common Stock. For purposes of this Section 7, "Common Stock" includes any stock of any class or series of the Corporation which has no preference or priority in the payment of dividends or in the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and that is not subject to redemption by the Corporation. However, shares issuable upon conversion of shares of Series B Preferred Stock shall include only shares of the class designated as Class A Common Stock as of the first date of issuance of shares of Series B Preferred Stock or shares of the Corporation of any classes or series resulting from any reclassification or reclassifications thereof and that have no preference or priority in the payment of dividends or in the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and that are not subject to redemption by the Corporation, provided that if at any time there shall be more than one such resulting class or series, the shares of each such class and series then so issuable shall he substantially in the proportion which the total number of shares of such class and series resulting from all such reclassifications bears to the total number of shares of all such classes and series resulting from all such reclassifications.

     Section 8. Voting Rights.

     (a) General. Except as otherwise may be provided in this Designation or for voting rights that cannot be waived or modified under the Delaware General Corporation Law, the holders of Series B Preferred Stock shall have no voting rights with respect to any mattes involving the Corporation.

     (b) Amendments. Any amendment to this Corporation's Certificate of Incorporation that amends or changes any of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of the Series B Preferred Stock shall require the approval of the holders of at least a majority of the outstanding shares of Series B Preferred Stock, voting as a separate class. The terms of this Certificate of Designation may be amended without a vote of the holders of Common Stock.

     Section 9. Other Rights. The shares of Series B Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the certificate of incorporation of the Corporation.

     IN WITNESS WHEREOF, ATC Healthcare, Inc. has caused this Certificate of Designation of 5% Convertible Series B Preferred Stock to be signed by its duly authorized officer this ____ day of August 2005.

                                                ATC HEALTHCARE, INC.


                                                By:
                                                    ----------------------------
                                                    Andrew Reiben,
                                                    Senior Vice President